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Exhibit 10(c)
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                              SCOTT PAPER COMPANY
                        PERFORMANCE AWARD DEFERRAL PLAN

                     (As amended effective January 1, 1995)


1.  THE PLAN
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The purpose of the Scott Paper Company Performance Award Deferral Plan (the
"Plan") is to permit certain highly compensated employees who receive awards under the Scott Paper Company Performance Plan (the "Performance Plan") to defer receipt of their awards under the Performance Plan.


2.  DEFINITIONS
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     (a) Terms used herein shall be defined as follows:

     1. "Active Employment" shall mean the current performance of services by an employee on a regularly scheduled basis for which he or she is paid or entitled to payment by the Company or any subsidiary referred to in the definition of "Employee" under the Performance Plan.

     2. "Market price" of Shares shall mean the mean between the highest and lowest quoted selling prices for Shares on the New York Stock Exchange on a specified date or, if Shares are not then traded there, on the most recent prior date when Shares were traded there.

     3. "Participant" with respect to an incentive year shall mean any employee declared eligible to participate in the Plan pursuant to Section 3.

     4. "Rights Agreement" shall mean the Rights Agreement dated as of July 15, 1986 between the Company and Morgan Guaranty Trust Company of New York.

     5. "Shares" shall mean Common Shares of the Company. "Shares" shall include the Rights distributed or issued pursuant to the Rights Agreement with respect to all Shares credited to each participant's Deferred Shares Award Account pursuant to an election made under Section 4(a) prior to the Distribution Date under the Rights Agreement, until such time as the Rights expire in accordance with their terms or are redeemed by the Company.

     (b) All definitions contained in the Performance Plan are incorporated herein by reference.
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3.  PARTICIPATION
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Each employee whose pay level is 10 or greater and who is eligible to receive awards under the Performance Plan for an incentive year will be eligible to defer any awards granted under the Plan for such incentive year.


4.  DEFERRAL AND PAYMENT OF AWARDS
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Notwithstanding Section 5(a) of the Performance Plan, each eligible employee may defer receipt of his award for the applicable incentive year and may receive such award either wholly as a payment from the Deferred Cash Award Account or wholly as a cash payment from the Deferred Shares Award Account, as provided below.

     (a)  Elections
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By notice given to the Corporate Compensation and Benefits Department prior to
January 1 of the incentive year for which he or she is eligible to participate hereunder (or, if he or she is first employed during the incentive year, promptly upon hire), a participant may elect (i) that payment of any multiple of 10% of any award which might thereafter be granted to him or her for such incentive year be deferred until the first calendar quarter of the year following the year of his or her retirement or other termination of active employment, and (ii) that all of any such deferred award shall be paid to him at such time in either wholly as a payment from the Deferred Cash Award Account or wholly as a cash payment from the Deferred Shares Award Account, each such election, once made, to be irrevocable.

     (b)  Cash Awards
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Unless the participant has made a timely deferral election, each award shall be paid in cash prior to April of the year in which the award is granted. In the event of the death of a participant, the amount of any award which has not then been paid shall be paid to his or her beneficiary.

     (c)  Deferred Cash Award
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An unfunded "Deferred Cash Award Account" shall be set up on the books of the
Plan for each participant who has elected a deferred cash option to which Account shall be credited the amount of such deferred award.

As of the end of each fiscal quarter thereafter, until payment of the balance in such Account has been completed pursuant to sub-section (e) below, interest shall be credited to such Account on the then outstanding balance therein (including any interest previously credited thereto). Such interest for each period from

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January 1 through June 30 and July 1 through December 31 shall equal one percent
(1%) plus the rate shown for U.S. Treasury Notes with a remaining maturity closest to, but not exceeding, seven (7) years, in the "representative mid-afternoon over the counter quotations supplied by the Federal Reserve Bank of New York City, based on transactions of $1 million or more," as reported in The
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Wall Street Journal published on the last business day preceding the December 1
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or the June 1 immediately preceding each such period.

Each participant shall receive a statement of his or her Deferred Cash Award Account as of the end of each calendar year.

     (d)  Deferred Shares Award
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A "Deferred Shares Award Account" shall be set up on the books of the Plan for each participant who has elected a deferred shares option to which Account shall be credited that number of full and fractional Shares which could have been purchased with such award, had it been paid in cash, at the market price of Shares on the award date.

As of each dividend payment date thereafter, until payment from such Account has been completed pursuant to subsection (e) below, there shall be credited to such Account that additional number of full and fractional Shares which could have been purchased at the market price of Shares on such date with the dividends that would then have been payable to the participant if the number of full and fractional Shares credited to the Account on the record date for such dividend payment had then been registered in his name. In the event a Triggering Event occurs under the Rights Agreement, the Deferred Shares Award Account of each participant shall be credited on the date (the "Crediting Date") thirty (30) days before the date the Rights expire, with that additional number of full and fractional Shares (exclusive of Rights) which could have been purchased at the market price of Shares (exclusive of Rights) on the Crediting Date with an amount equal to the number of Rights included in such participant's Deferred Shares Award Account multiplied by the fair market value, as determined by the Committee in good faith, of Rights on the Crediting Date. After the Crediting Date, the term "Shares" shall be deemed not to include Rights.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or Shares of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate in the number and kinds of Shares credited to each Deferred Shares Award Account.

Promptly after a Change of Control as defined in Section 5, the Company shall give written notice to each Participant having a

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Deferred Shares Award Account that such Deferred Shares Award Account shall be converted to a Deferred Cash Award Account as of the date of the Change of Control, unless the Participant gives written instruction to the Company within thirty (30) days of receipt of such notice that his or her Deferred Shares Award Account is not to be so converted. The valuation of a Deferred Shares Award Account to be converted as herein provided shall utilize (i) the minimum value specified in Section 910.E of the Pennsylvania Business Corporation Law (the "BCL"), and (ii) if any adversarial proceeding under BCL Section 910.E results in an incremental value being determined, such incremental value.

As of the date of a "business combination" with an "interested shareholder" as such terms are defined in BCL Section 911 and which "business combination" is covered by BCL 911.B(2) or (4), each Deferred Shares Award Account shall be converted to a Deferred Cash Award Account. The valuation of a Deferred Shares Award Account to be converted as herein provided shall be made in accordance with the method of valuation provided in BCL Section 911.B(4)(i).

In any event described in the third paragraph of this Section 4(d) after which the Shares shall no longer exist and if not covered by the fourth or fifth paragraph hereof, each Deferred Shares Award Account shall be valued by a reputable investment banking firm which shall have given due consideration to all relevant factors in rendering such opinion. After the date of such event, each Deferred Shares Award Account shall be credited with interest in the same manner as if it were a Deferred Cash Award Account.

Each participant shall receive a statement of his or her Deferred Shares Award Account as of the end of each calendar year.

     (e) Time of Payment of Deferred Awards
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The Company shall pay to each participant, in one installment as provided in the first paragraph of Section 4(a), except as otherwise provided below, an amount in cash equal to the amount of cash then credited to such participant's Deferred Cash Award Account (including interest accrued to the date of payment) or the value of the full and fractional Shares then credited to such participant's Deferred Shares Award Account (valued at the market price of Shares as of a date not more than seven (7) days before the date of payment). Each participant may elect prior to the end of the year of his or her retirement or other termination of active employment to receive such amount in substantially equal annual installments over a period of not more than fifteen years.

The Operating Committee, in its sole discretion, may (i) authorize the payment from any participant's Deferred Cash Award Account and Deferred Shares Award Account in such amount as in its opinion is sufficient to permit such participant to meet any proven financial necessity during or following the termination of his or her active

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employment, and (ii) in the event of the death of a participant, accelerate the payment of such amount to his or her beneficiary or estate.


5.  CHANGE OF CONTROL
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In the event of a Change of Control of Scott Paper Company, Scott Paper Company
shall pay all of the legal fees and expenses reasonably incurred by a participant or such participant's beneficiary (or by any legal defense trust created by the Company) to enforce his or her rights under the Plan, as in effect immediately before such Change of Control. Scott Paper Company shall pay such fees and expenses promptly after bills therefor are submitted from time to time by attorneys representing the claimant. However, Scott Paper Company will not be obligated to pay such fees and expenses if it proves in a court of law that the claimant's claim is not well grounded in fact and warranted by existing law or a good faith argument for the extension, modification or reversal of existing law. In any such proceeding, the burden of proof shall be on Scott Paper Company. Notwithstanding anything else contained in the Plan, the rights of participants and their beneficiaries under this paragraph shall survive amendment of this paragraph, as well as termination of the Plan, after a Change of Control, regardless of whether such rights arise before or after the date of amendment or termination.

"Change of Control" shall mean the first to occur of the following events"

     (a) Any person within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "1934 Act"), other than Scott Paper Company or any entity controlled by Scott Paper Company (including an employee plan established primarily for the benefit of Scott Paper Company employees or employees of any entity controlled by Scott Paper Company), acquires beneficial ownership of, or, acting alone or in concert with others, acquires voting power over voting shares of Scott Paper Company that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cash in an election of Directors of Scott Paper Company; or

     (b) At any time within any period of two consecutive years, persons who (i) at the beginning of such period constitute the Board of Directors, or (ii) become Directors after the beginning of such period and whose election, or nomination for election by the shareholders of Scott Paper Company, was approved by a vote of at least two-thirds of the persons who were Directors at the beginning of such period, cease for any reason to constitute at least a majority of such Board of Directors; provided that any person who ceases to be a

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     Director by reason of death or disability shall be excluded from the numerator and the denominator in all calculations hereunder.


6.   AMENDMENT; TERMINATION
     ----------------------

Subject to Section 5, the Plan may be amended, suspended or terminated at any time by the Operating Committee of the Company and shall continue until so terminated. The Operating Committee may delegate its authority to make certain amendments the Plan to the Vice President - Human Resources. Specifically, the Plan may be amended at any time to accelerate all remaining distributions to all participants or to accelerate all distributions to all participants of awards deferred in one or more incentive years. However, no such amendment or termination may diminish the Company's obligation to pay the amount of awards already deferred by a participant or reduce the accrual of interest or dividends thereon. If the Plan is terminated or amended, the Plan Administrator shall promptly notify all participants affected thereby.


7.   EFFECT OF AMENDMENT ON PRIOR DEFERRALS
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The amendment of the Plan effective January 1, 1995 shall not affect the calculation or method of payment of any award deferred for any incentive year before 1995 based on the text of the Plan in effect immediately before January 1, 1995.


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